Exhibit 23.7

July 22, 2011

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of Success Exploration And Resources, Inc. on Form S-1 of our audit report, dated July 4, 2011 relating to the accompanying balance sheet as of May 31, 2011 and 2010 and the related statements of operations, stockholders’ deficit, and cash flows from inception (November 29, 2005) through May 31, 2011 and May 31, 2010, respectively, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title “Interests of Named Experts and Counsel” in the Registration Statement S-1 and this Prospectus.

De Joya Griffith & Company, LLC

/s/ De Joya Griffith & Company, LLC

Henderson, NV
July 22, 2011